Financial: Tito Lima
Chief Financial Officer
717-735-4547 or tllima@sterlingfi.com

Media:
Shawn Baldner
Corporate Communications Consultant
717-735-5434 (office), 717-314-7041 (mobile) or sbaldner@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa.,
Announces Quarterly Dividend

LANCASTER, PA. (February 28, 2007) – The Board of Directors of Sterling Financial Corporation (NASDAQ: SLFI), at their regular meeting on February 27, declared a $0.15 per share cash dividend for the first quarter of 2007. This $0.15 per share quarterly dividend is the same as the preceding two quarters and represents a 7.1 percent increase in the quarterly dividend over the dividend of $0.14 declared in the first quarter of 2006. In addition, it represents a dividend yield of 2.81 percent, based on Sterling’s closing market price of $21.35 on Feb. 27, 2007. The first quarter dividend is payable on April 2, 2007, to shareholders of record on March 15, 2007.

With assets of $3.3 billion and investment assets under administration of $2.8 billion, Sterling Financial Corporation (NASDAQ: SLFI) is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware. The group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry, and banking related insurance services. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; and investment, trust and brokerage services. Visit www.sterlingfi.com for more information.

Banking Group — Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: Bay First Bank Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency) and Sterling Financial Settlement Services, LLC (title insurance agency).
Financial Services Group — Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing/financing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling’s financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

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